Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT:
Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215

Mark E. Yale	Lisa A. Indest
Executive V.P., CFO	Senior V.P., Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, January 11, 2011

Glimcher Realty Trust Completes Common Share Offering

COLUMBUS, Ohio – January 11, 2011 — Glimcher Realty Trust (NYSE: GRT), announced today that it has completed a public offering of 14,822,620 common shares at a price of $8.30 per share, including 1,822,620 common shares issued and sold upon the exercise of the underwriters’ option to purchase additional shares.  Goldman, Sachs & Co., BofA Merrill Lynch, KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC acted as the joint bookrunning managers for the offering and Commerz Markets LLC, The Huntington Investment Company, Piper Jaffray & Co., PNC Capital Markets LLC and RBS Securities Inc. acted as co-managers for the offering.

The net proceeds to the Company from the offering, after deducting underwriting commissions and discounts and estimated offering expenses, were approximately $117 million.  The Company intends to use the net proceeds of this offering to reduce the outstanding principal amount under its corporate credit facility.  After reducing the outstanding principal amount under the credit facility, the Company expects to borrow, from time to time, under the credit facility to provide funds for the acquisition of additional properties, refinancing, redevelopment or development of existing or new properties (including the repayment of the existing mortgage financings related to Morgantown Mall in Morgantown, WV, Northtown Mall in Blaine, MN and Polaris Lifestyle Center in Columbus, OH in connection with the pledge of those properties as collateral under the Company’s proposed amended credit facility) and for general working capital and other corporate purposes.

The common shares were issued pursuant to a prospectus supplement and accompanying prospectus filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3 that is effective.  This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316, email: prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com; KeyBanc Capital Markets Inc., Attention: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114, telephone: 1-800-859-1783; or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, telephone: 1-800-326-5897, email: cmclientsupport@wellsfargo.com.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers as well as community centers.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG”, respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, failure to achieve projected returns on our development properties, like Scottsdale Quarter, during the stabilization periods than our development properties historically have due to rent reduction arrangements with development tenants, inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.